                                                      EXHIBIT 99.1


                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........   2
Balance Sheets..............................................   3
Statements of Operations....................................   4
Statements of Redeemable Convertible Preferred Stock and
  Stockholders' Equity (Deficit)............................   5
Statements of Cash Flows....................................   6
Notes to Financial Statements...............................   7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
E-Stamp Corporation

     We have audited the accompanying balance sheets of E-Stamp Corporation as of December 31, 1999 and 2000, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-Stamp Corporation at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that E-Stamp Corporation will continue as a going concern. As more fully described in
Note 1, in April 2001, the Company announced its intention to cease its current business operations prior to its proposed merger with Learn2.com. This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          /s/  ERNST & YOUNG LLP

Palo Alto, California
February 20, 2001
except for the third paragraph of Note 1, as to which the date is April 20, 2001

                              E-STAMP CORPORATION

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        2000
                                                              --------    ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $118,689    $  25,233
  Restricted cash...........................................        --        3,750
  Accounts receivable -- trade..............................       237          369
  Other receivable..........................................       253          847
  Inventory.................................................     2,120           --
  Prepaid marketing expenses................................     6,156           --
  Prepaid expenses and other current assets.................     6,222        1,274
                                                              --------    ---------
     Total current assets...................................   133,677       31,473
Property and equipment, net.................................     2,740        5,493
Goodwill and other intangible assets, net...................        --        4,741
Other assets................................................        --        1,200
                                                              --------    ---------
     Total assets...........................................  $136,417    $  42,907
                                                              ========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  3,235    $   3,529
  Accrued liabilities.......................................     5,636        2,140
  Accrued restructuring costs...............................        --        5,933
  Deferred revenue..........................................       193          328
  Current portion of obligations under capital lease........        23           --
                                                              --------    ---------
     Total current liabilities..............................     9,087       11,930
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.001 par value per share: 100,000 shares
     authorized, 39,110 and 38,014 shares issued and
     outstanding at December 31, 1999 and 2000,
     respectively...........................................        39           38
  Additional paid-in capital................................   224,835      224,878
  Notes receivable from employees and officers..............    (3,540)        (664)
  Deferred stock compensation...............................   (15,327)      (4,622)
  Deferred distribution costs...............................    (2,850)          --
  Accumulated deficit.......................................   (75,827)    (188,653)
                                                              --------    ---------
     Total stockholders' equity.............................   127,330       30,977
                                                              --------    ---------
     Total liabilities and stockholders' equity.............  $136,417    $  42,907
                                                              ========    =========

See accompanying notes.

                              E-STAMP CORPORATION

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1998        1999        2000
                                                            --------    --------    ---------
Net product and services revenues.........................  $     --    $  1,318    $   5,337
Cost of sales.............................................        --       2,396        6,396
                                                            --------    --------    ---------
Gross loss................................................        --      (1,078)      (1,059)
Operating expenses:
  Research and development................................     5,603      14,024       18,170
  Sales and marketing.....................................     2,722      22,292       54,179
  General and administrative..............................     1,897       8,419        9,304
  In-process research and development.....................        --          --        1,677
  Goodwill and intangible asset amortization..............        --          --        1,060
  Restructuring costs.....................................        --          --       20,291
  Amortization of deferred stock compensation.............       858      10,589        8,040
  Amortization of deferred distribution costs.............        --         950        2,850
                                                            --------    --------    ---------
     Total operating expenses.............................    11,080      56,274      115,571
                                                            --------    --------    ---------
Loss from operations......................................   (11,080)    (57,352)    (116,630)
Interest income...........................................       380       1,979        3,982
Interest expense..........................................       (10)        (37)        (178)
                                                            --------    --------    ---------
Net loss..................................................   (10,710)    (55,410)    (112,826)
Accretion on redeemable convertible preferred stock.......    (1,383)     (2,086)          --
                                                            --------    --------    ---------
Net loss attributable to common stockholders..............  $(12,093)   $(57,496)   $(112,826)
                                                            ========    ========    =========
Net loss per share, basic and diluted.....................  $  (0.92)   $  (3.32)   $   (3.04)
                                                            ========    ========    =========
Shares used in computing net loss per share, basic and
  diluted.................................................    13,075      17,313       37,144
                                                            ========    ========    =========

See accompanying notes.

                              E-STAMP CORPORATION

              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                         REDEEMABLE                                         NOTES
                                         CONVERTIBLE                                      RECEIVABLE
                                       PREFERRED STOCK     COMMON STOCK     ADDITIONAL       FROM         DEFERRED       DEFERRED
                                      -----------------   ---------------    PAID-IN      EMPLOYEES        STOCK       DISTRIBUTION
                                      SHARES    AMOUNT    SHARES   AMOUNT    CAPITAL     AND OFFICERS   COMPENSATION      COSTS
                                      ------   --------   ------   ------   ----------   ------------   ------------   ------------
BALANCE AT DECEMBER 31, 1997........   2,500   $  6,126   13,008    $13      $  6,556      $    --        $     --       $    --
Issuance of Series B redeemable
 convertible preferred stock........   4,188     15,960       --     --            --           --              --            --
Issuance of notes receivable from
 employees for exercise of stock
 options............................      --         --    1,738      2           651         (653)             --            --
Issuance of common stock to
 consultants for services...........      --         --       10     --            82           --              --            --
Exercise of stock options...........      --         --      178     --            70           --              --            --
Shares repurchased from employees...      --         --      (10)    --            (4)          --              --            --
Deferred stock compensation.........      --         --       --     --         3,624           --          (3,624)           --
Amortization of deferred stock
 compensation.......................      --         --       --     --            --           --             858            --
Accretion on redeemable convertible
 preferred stock....................      --      1,383       --     --        (1,383)          --              --            --
Net loss and comprehensive loss.....      --         --       --     --            --           --              --            --
                                      ------   --------   ------    ---      --------      -------        --------       -------
BALANCE AT DECEMBER 31, 1998........   6,688     23,469   14,924     15         9,596         (653)         (2,766)           --
Issuance of warrants for bridge
 loan...............................      --         --       --     --            85           --              --            --
Issuance of Series C redeemable
 convertible preferred stock, net of
 issuance costs.....................   2,929     28,879       --     --            --           --              --            --
Common stock grants to executives...      --         --      188     --         1,800           --              --            --
Issuance of common stock to
 strategic investors................      --         --      726      1         8,799           --              --        (3,800)
Accretion on redeemable convertible
 preferred stock....................      --      2,086       --     --        (2,086)          --              --            --
Conversion of redeemable convertible
 preferred stock upon IPO...........  (9,617)   (54,434)  12,021     12        54,422           --              --            --
Issuance of common stock upon IPO,
 net of issuance costs..............      --         --    8,050      8       125,398           --              --            --
Exercise of stock options...........      --         --      697     --           526           --              --            --
Issuance of notes receivable for
 exercise of stock options..........      --         --    2,886      3         3,079       (3,082)             --            --
Repayments of notes receivable from
 employees..........................      --         --       --     --            --          168              --            --
Shares repurchased from employee....      --         --     (472)    --          (191)          27              --            --
Deferred stock compensation.........      --         --       --     --        23,150           --         (23,150)           --
Amortization of deferred stock
 compensation.......................      --         --       --     --            --           --          10,589            --
Issuance of common stock to
 consultants for services...........      --         --        6     --            37           --              --            --
Exercise of warrants................      --         --       84     --           220           --              --            --
Amortization of deferred
 distribution costs.................      --         --       --     --            --           --              --           950
Net loss and comprehensive loss.....      --         --       --     --            --           --              --            --
                                      ------   --------   ------    ---      --------      -------        --------       -------
BALANCE AT DECEMBER 31, 1999........      --         --   39,110     39       224,835       (3,540)        (15,327)       (2,850)
Exercise of stock options...........      --         --       76     --            45           --              --            --
Issuance of common stock under
 employee stock purchase plan.......      --         --      152     --           457           --              --            --
Issuance of common stock in
 connection with acquisition........      --         --    1,164      1         5,309           --          (1,200)           --
Amortization of deferred stock
 compensation.......................      --         --       --     --            --           --           8,040            --
Amortization of deferred
 distribution costs.................      --         --       --     --            --           --              --         2,850
Reversal of deferred stock
 compensation for terminated
 employees..........................      --         --       --     --        (3,865)          --           3,865            --
Compensation related to share
 repurchase.........................      --         --       --     --           724           --              --            --
Shares repurchased..................      --         --   (2,488)    (2)       (2,627)       2,629              --            --
Payments on notes receivable........      --         --       --     --            --          247              --            --
Net loss and comprehensive loss.....      --         --       --     --            --           --              --            --
                                      ------   --------   ------    ---      --------      -------        --------       -------
BALANCE AT DECEMBER 31, 2000........      --   $     --   38,014    $38      $224,878      $  (664)       $ (4,622)      $    --
                                      ======   ========   ======    ===      ========      =======        ========       =======


                                                        TOTAL
                                                    STOCKHOLDERS'
                                      ACCUMULATED      EQUITY
                                        DEFICIT       (DEFICIT)
                                      -----------   -------------
BALANCE AT DECEMBER 31, 1997........   $  (9,707)     $  (3,138)
Issuance of Series B redeemable
 convertible preferred stock........          --             --
Issuance of notes receivable from
 employees for exercise of stock
 options............................          --             --
Issuance of common stock to
 consultants for services...........          --             82
Exercise of stock options...........          --             70
Shares repurchased from employees...          --             (4)
Deferred stock compensation.........          --             --
Amortization of deferred stock
 compensation.......................          --            858
Accretion on redeemable convertible
 preferred stock....................          --         (1,383)
Net loss and comprehensive loss.....     (10,710)       (10,710)
                                       ---------      ---------
BALANCE AT DECEMBER 31, 1998........     (20,417)       (14,225)
Issuance of warrants for bridge
 loan...............................          --             85
Issuance of Series C redeemable
 convertible preferred stock, net of
 issuance costs.....................          --             --
Common stock grants to executives...          --          1,800
Issuance of common stock to
 strategic investors................          --          5,000
Accretion on redeemable convertible
 preferred stock....................          --         (2,086)
Conversion of redeemable convertible
 preferred stock upon IPO...........          --         54,434
Issuance of common stock upon IPO,
 net of issuance costs..............          --        125,406
Exercise of stock options...........          --            526
Issuance of notes receivable for
 exercise of stock options..........          --             --
Repayments of notes receivable from
 employees..........................          --            168
Shares repurchased from employee....          --           (164)
Deferred stock compensation.........          --             --
Amortization of deferred stock
 compensation.......................          --         10,589
Issuance of common stock to
 consultants for services...........          --             37
Exercise of warrants................          --            220
Amortization of deferred
 distribution costs.................          --            950
Net loss and comprehensive loss.....     (55,410)       (55,410)
                                       ---------      ---------
BALANCE AT DECEMBER 31, 1999........     (75,827)       127,330
Exercise of stock options...........          --             45
Issuance of common stock under
 employee stock purchase plan.......          --            457
Issuance of common stock in
 connection with acquisition........          --          4,110
Amortization of deferred stock
 compensation.......................          --          8,040
Amortization of deferred
 distribution costs.................          --          2,850
Reversal of deferred stock
 compensation for terminated
 employees..........................          --             --
Compensation related to share
 repurchase.........................          --            724
Shares repurchased..................          --             --
Payments on notes receivable........          --            247
Net loss and comprehensive loss.....    (112,826)      (112,826)
                                       ---------      ---------
BALANCE AT DECEMBER 31, 2000........   $(188,653)     $  30,977
                                       =========      =========

See accompanying notes.

                              E-STAMP CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              --------    --------    ---------
OPERATING ACTIVITIES
Net loss....................................................  $(10,710)   $(55,410)   $(112,826)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................       405         502        3,458
  Loss on disposal of assets................................        65          --           --
  Amortization of deferred stock compensation...............       858      10,589        8,040
  Amortization of deferred distribution costs...............        --         950        2,850
  Stock based compensation..................................        82       1,837          724
  Restructuring costs.......................................        --          --       13,251
  Warrants issued in connection with short term loan........        --          85           --
  Write-off of in-process research and development..........        --          --        1,677
  Changes in assets and liabilities:
    Accounts receivable.....................................        --        (237)        (239)
    Other receivable........................................        --        (253)        (594)
    Notes receivable from employees and officers............        --           4           --
    Prepaid marketing expenses..............................        --      (6,156)       1,797
    Other prepaid expenses and other current assets.........        --      (6,078)       3,550
    Inventory...............................................       (88)     (2,120)         244
    Accounts payable and accrued expenses...................      (172)      7,342       (2,990)
    Accrued restructuring costs.............................        --          --        5,933
    Deferred revenue........................................        --         193         (277)
                                                              --------    --------    ---------
      Net cash used in operating activities.................    (9,560)    (48,752)     (75,402)
INVESTING ACTIVITIES
Purchase of property and equipment..........................      (324)     (2,778)     (11,961)
Cash used for business combinations.........................        --          --       (2,973)
Increase in restricted cash.................................        --          --       (3,750)
                                                              --------    --------    ---------
      Net cash used in investing activities.................      (324)     (2,778)     (18,684)
FINANCING ACTIVITIES
Repayments of lease obligations.............................       (36)        (29)         (23)
Proceeds from issuance of notes payable.....................       700          --           --
Repayments of notes payable.................................      (700)         --          (96)
Net proceeds from issuance of redeemable convertible
  preferred stock...........................................    15,960      28,879           --
Net proceeds from issuance of common stock..................        --       5,000           --
Net proceeds from issuance of common stock in Initial Public
  Offering..................................................        --     125,406           --
Collections on notes receivable from stockholders...........        --          --          247
Net proceeds from exercise of stock options and employee
  stock purchase plan.......................................        66         526          502
Net proceeds from exercise of warrants......................        --         220           --
                                                              --------    --------    ---------
      Net cash provided by financing activities.............    15,990     160,002          630
                                                              --------    --------    ---------
Net increase (decrease) in cash and cash equivalents........     6,106     108,472      (93,456)
Cash and cash equivalents at beginning of year..............     4,111      10,217      118,689
                                                              --------    --------    ---------
Cash and cash equivalents at end of year....................  $ 10,217    $118,689    $  25,233
                                                              ========    ========    =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest......................................  $     10    $     37    $       2
                                                              ========    ========    =========
SCHEDULE OF NON-CASH FINANCING AND INVESTING TRANSACTIONS
Issuance of notes receivable from employees and officers for
  exercise of stock options.................................  $   (653)   $ (3,082)   $      --
                                                              ========    ========    =========
Issuance of common stock for deferred distribution costs....  $     --    $  3,800    $      --
                                                              ========    ========    =========
Conversion of preferred stock to common stock...............  $     --    $ 54,434    $      --
                                                              ========    ========    =========
Deferred stock compensation related to grants of stock
  options...................................................  $  3,624    $ 23,150    $      --
                                                              ========    ========    =========
Assets acquired under capital lease obligations.............  $     --    $     14    $      --
                                                              ========    ========    =========
Repurchase of common stock in exchange for cancellation of
  notes receivable..........................................  $     --    $     --    $  (2,629)
                                                              ========    ========    =========
Issuance of common stock for business combination...........  $     --    $     --    $   5,310
                                                              ========    ========    =========
Deferred stock compensation related to business
  combination...............................................  $     --    $     --    $  (1,200)
                                                              ========    ========    =========
Reversal of deferred stock compensation related to unvested
  stock options forfeited by terminated employees...........  $     --    $     --    $  (3,865)
                                                              ========    ========    =========

See accompanying notes.

                              E-STAMP CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. BACKGROUND AND SUMMARY OF SIGNIFICANT POLICIES

     E-Stamp Corporation, a Delaware corporation, was formed on August 23, 1996. The Company's original business model of an Internet postage service that enabled users to conveniently purchase, download and print Internet postage directly from their personal computers without the need to maintain a persistent Internet connection. In May 2000, the Company acquired two logistics companies, Infinity Logistics Corporation ("Infinity Logistics") and Automated Logistics Corp. ("Automated Logistics"), providers of transportation management and warehouse management solutions that allow enterprise customers to review carrier rates and shipping options, select a carrier, print shipping labels, track shipments and create shipping reports.

     In July 2000, the Company restructured its organization to focus on the development, marketing and sales of its transportation management solutions and reduce its emphasis on the Internet postage business. In November 2000, the Company announced that it would phase-out its Internet postage service by the end of 2000 and restructured its organization to reflect the phase-out. For the fiscal year ended December 31, 2000, the Company recorded charges of $20.3 million in connection with these restructurings.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred significant net losses and negative cash flows from operations since its inception. At December 31, 2000, the Company had an accumulated deficit of $188.7 million. On April 20, 2001, the Company announced that it had signed a merger agreement with Learn2.com. The merger agreement is subject to certain closing conditions including maintaining a minimum net cash position at the closing date and approvals from stockholders of both companies. Pursuant to the terms of the merger agreement, upon completion of the merger, E-Stamp shareholders would own approximately 50.1% of the combined company. The Company also announced that it would phase out its existing transportation management solutions business prior to the closing of the merger. There can be no assurance that the Company will be able to close the merger, and the Company's announcement that it will cease its remaining operations raises substantial doubt about the Company's ability to continue as a going concern if the Company fails to complete the merger. The accompanying financial statements do not include any adjustments that might result from this uncertainty.

USE OF ESTIMATES

     The Company's management makes estimates and assumptions in the preparation of its financial statements in conformity with generally accepted accounting principles. These estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of expenses during the respective reporting periods. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company currently generates revenues from the sale of its transportation management and warehouse management solutions and associated hardware and software and from maintenance and service contracts. Revenues from transportation management and warehouse management solutions are generally recognized upon shipment of the associated hardware and software. Revenues from software license fees are recognized in accordance with AICPA Statement of Position ("SOP") 97-2 and SOP 98-9 when the software has been delivered, persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable and no significant obligations remain. When significant obligations remain after the products are delivered, revenues are recognized only after these obligations are fulfilled. Service and maintenance revenues are recognized ratably over the contractual period or as the services are provided.

                              E-STAMP CORPORATION

     Prior to phasing out its Internet postage business, the Company generated revenues for its Internet postage products from software license fees, ongoing convenience fees for the purchase of postage over the Internet, and the sale of ancillary postage supplies and technology license fees. In connection with phasing out the Internet postage business, the Company allowed customers to return certain items purchased since September 1, 2000 for a full refund. Consequently, the Company did not recognize revenues on any Internet postage shipments in the fourth quarter of 2000.

     Software license fees for the Internet postage products were amounts paid by end-users for a perpetual license to the Company's software. The Company's software package allowed the end-user to apply for a USPS license. When the Company was notified that the USPS had approved the license, the Company shipped a secure Internet postage storage device, which was necessary for the use of the Company's software, to the end-user. Revenues from software license fees were recognized in accordance with SOP 97-2 and SOP 98-9. Revenues from software license fees were recognized when delivery of the secure Internet postage storage device and the software were complete, when persuasive evidence of an arrangement existed, collection was probable, the fee was fixed or determinable and no significant obligations remained.

     Technology license fees represented revenues earned from original equipment manufacturers, which incorporated the Company's Internet postage technology into their product. Technology license fee revenues were recognized in accordance with SOP 97-2 and SOP 98-9 when the technology had been delivered, persuasive evidence of an arrangement existed, collection was probable, the fee was fixed or determinable and no significant obligations remained.

     Postage convenience fees were amounts paid by end-users for the delivery of postage by the Company to the end-user. The convenience fees were based on the amount of postage ordered by the end-user. Revenues from postage convenience fees were recognized when the postage was downloaded into the secure postage storage device.

     The Company recognized revenues related to Internet postage supplies when the supplies were delivered.

     Revenues recognized during 2000 from arrangements deemed to be nonmonetary exchange of the Company's products and services totaled approximately $976,000. Revenues from these exchanges were recorded at the fair value of the products and services provided or received, whichever was more clearly evident. There was no corresponding cost of revenues related to these transactions.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company's cash equivalents were composed of money market mutual funds and government securities as of December 31, 1999 and December 31, 2000. The Company's cash and cash equivalents are carried at cost, which approximates market. The Company had no material unrealized gains or losses on cash equivalents as of December 31, 1999 and 2000. During 2000, the Company purchased a certificate of deposit for $3.8 million as security for amounts owed under its agreement for online advertising. The certificate of deposit has been included in restricted cash. See Note 3.

INVENTORY

     Inventory at December 31, 1999 consisted principally of compact disks
(CDs), user manuals and devices for the Company's Internet postage business. Inventory was stated at the lower of standard cost (which approximated actual cost) and market. As of December 31, 2000, all inventory had been written-

                              E-STAMP CORPORATION
off in connection with the Company's phase-out of its Internet postage business in November 2000. The write-off was included in restructuring costs.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Additions, improvements, and renewals that significantly add to the asset value or extend the life of the asset are capitalized. Expenditures for maintenance and repairs are expensed as costs are incurred.

     Depreciation and amortization, for financial reporting purposes, are provided on the straight-line method based upon the estimated useful lives as follows:

Computer and other equipment........................  3 years
Furniture and fixtures..............................  3 years
Leasehold improvements..............................  Life of the lease

     Property and equipment held at December 31, 1999 and 2000 were as follows:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1999       2000
                                                           -------    -------
                                                             (IN THOUSANDS)
Property and equipment:
  Computers..............................................  $ 3,146    $ 4,763
  Furniture and fixtures.................................      708      1,512
  Leasehold improvements.................................      142      1,771
                                                           -------    -------
                                                             3,996      8,046
  Accumulated depreciation and amortization..............   (1,256)    (2,553)
                                                           -------    -------
Net property and equipment...............................  $ 2,740    $ 5,493
                                                           =======    =======

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess purchase price of net tangible and intangible assets acquired in business combinations over their estimated fair value. Other intangible assets primarily represent customer base, core and developed technology, workforce in place and trade name. Goodwill and other intangible assets are being amortized on a straight-line basis over their estimated useful lives, which range from two to five years. Under certain conditions, the Company reviews goodwill and other intangible assets to assess recoverability from future operations using undiscounted cash flows. Conditions that will cause the Company to undertake an impairment review include material adverse changes in operations or the Company's decision to abandon acquired products, services or technologies. The Company measures the fair value of an impaired asset based on discounted expected future cash flows from the impaired assets. Management had not identified any indicators of impairment that existed at December 31, 2000 for the Company's goodwill and other intangible assets. Accumulated amortization of goodwill and other intangible assets was $1.1 million at December 31, 2000.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as they are incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed" ("FAS 86"), requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of all phases of the detailed product design

                              E-STAMP CORPORATION
necessary to establish that the product can be manufactured to meet all design specifications. Costs incurred by the Company between the completion of the detailed product design and the point at which the product is ready for general release have been insignificant. Therefore, through December 31, 2000, the Company has charged all such costs to research and development expense in the period incurred.

SOFTWARE DEVELOPMENT COST

     Costs of software developed internally by the Company for use in its operations are accounted for under AICPA SOP 98-1, "Internal Use Software," which the Company adopted on January 1, 1999. Under SOP 98-1, the Company expenses costs of research, including pre-development efforts prior to establishing technological feasibility, and costs incurred for training and maintenance. Software development costs are capitalized when technological feasibility has been established and it is probable that the project will be completed and the software will be used as intended. No costs related to internal use software have been capitalized through December 31, 2000.

ADVERTISING COSTS

     Advertising production costs are recorded as expense the first time an advertisement appears. The costs of communicating advertising are incurred and expensed as the advertisement is broadcast. All other advertising costs are expensed as incurred. The Company also pays royalties for the promotion of its product. Such royalties are recorded as advertising expense as the royalties are earned. Advertising expense was approximately $156,000, $6.8 million and $10.5 million for the years ended December 31, 1998, 1999 and 2000, respectively. The Company also had $6.2 million of prepaid marketing costs at December 31, 1999. In connection with the Company's phase-out of its Internet postage business, $4.4 million of prepaid advertising had been written-off as of December 31, 2000. The write-off was included in restructuring costs. See Note 3.

INCOME TAXES

     The Company computes and records income tax in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the liability method is used to calculate deferred taxes.

STOCK-BASED COMPENSATION

     In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which the Company adopted in 1996, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations in accounting for stock options. Under APB Opinion No. 25, if the exercise price of the stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Options granted to consultants are accounted for using the Black-Scholes method prescribed by FAS 123 in accordance with Emerging Issues Task Force consensus No. 96-18. Deferred stock compensation is amortized over the vesting period of the individual options, generally four years, using the graded vesting method. The graded vesting method provides for the amortization of the deferred stock compensation on an accelerated basis which results in higher amortization in earlier years than the straight-line method.

OTHER COMPREHENSIVE LOSS

     Comprehensive loss includes all changes in stockholders' equity during a period, except those resulting from investments by owners and distributions to owners. Other comprehensive loss comprises unrealized

                              E-STAMP CORPORATION
gains and losses on cash equivalents, which have been immaterial to date. As a result, comprehensive loss approximates net loss for all periods presented.

CONCENTRATIONS

     One customer accounted for 21% of net product and services revenues for the year ended December 31, 1999. For the year ended December 31, 2000, one customer accounted for 18% of net product and services revenues. Three customers accounted for 51%, 23% and 16% of net accounts receivable at December 31, 2000. Credit is extended based on an evaluation of a customer's financial condition. The Company generally does not require collateral. Bad debt expense has not been significant in all periods presented.

     The Company's transportation management and receiving solutions products are based on software technologies that are licensed from a single source. The Company does not have an alternative source available for this technology.

RECLASSIFICATIONS

     Certain prior-year amounts have been reclassified to conform with the current year's presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company adopted SAB 101 during the fourth quarter of 2000 and the adoption had no impact on the Company's financial condition or results of operations.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). The Company is required to adopt FAS 133 for the quarter ending March 31, 2001. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of FAS 133 will not have a material impact on the Company's financial condition or results of operations.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB No. 25" ("FIN 44"). FIN 44 clarifies the application of APB 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 has not had a material impact on the Company's financial position or results of operations.

2. ACQUISITIONS

     In May 2000, the Company acquired all of the issued and outstanding shares of Infinity Logistics Corporation and Automated Logistics Corp. These companies provide transportation management and warehouse management solutions that allow customers to review carrier rates and shipping options, select a carrier, print shipping labels, track shipments and create shipping reports. The total purchase price was

                              E-STAMP CORPORATION
approximately $9.0 million and consisted of a cash payment of $2.5 million, 1,164,000 shares of common stock with a fair market value of $4.4 million, $0.9 million related to the value of assumed options, $0.7 million of assumed liabilities and $0.5 million of acquisition related costs. The total purchase price was allocated based on available information, including an independent appraisal of the fair value of assets acquired and liabilities assumed as follows (in thousands):

Acquired assets, net of assumed liabilities.................  $  320
Customer base...............................................   1,293
Core technology.............................................     696
Developed technology........................................     158
Workforce in place..........................................     297
Trade name..................................................      90
Acquired in-process research and development................   1,677
Deferred compensation.......................................   1,200
Goodwill....................................................   3,267
                                                              ------
  Total purchase price......................................  $8,998
                                                              ======

     The purchase price allocation includes $1.2 million of deferred compensation, of which $0.9 million is related to 232,620 shares issued which vest subject to continued employment of the stockholder and $0.3 million is associated with certain of the assumed options.

     The purchase price allocation resulted in a $1.7 million charge related to the value of acquired in-process research and development. The value of acquired in-process research and development represents the appraised value of technology in the development stage that had not yet reached economic and technological feasibility. In reaching this determination, the Company used a present value income approach and considered, among other factors, the stage of development of each product, the time and resources needed to complete each product, and expected income and associated risks. The stage of completion was determined by estimating the costs and time incurred and the milestones completed to date relative to the time and costs incurred to develop the in-process technology into a commercially viable technology or product. The estimated net present value of cash flows was based on incremental future cash flows from revenue expected to be generated by the technology or product being developed. The core technology, goodwill and other intangibles are being amortized on a straight-line basis over periods from two to five years, the estimated useful lives of these acquired assets.

     The acquisitions were accounted for as purchases and accordingly, the results of operations of Infinity and Automated Logistics subsequent to May 23, 2000 are included in the Company's statements of operations. The unaudited pro forma information presented in the table below represents the combined revenue, net loss and net loss per share as if the acquisition had taken place on January 1, 1999 and includes the amortization of goodwill and other intangible assets but excludes the charge for acquired in-process research and development as it is non-recurring.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                          1999          2000
                                                        ---------    ----------
                                                            (IN THOUSANDS)
Net product and services revenues.....................  $  3,825     $   6,381
Net loss..............................................  $(57,244)    $(111,800)
Net loss per share, basic and diluted.................  $  (3.14)    $   (2.98)

     The pro forma results are not necessarily indicative of the results that would have occurred if these acquisitions had taken place at the beginning of each tear presented and are not intended to be indicative of future results of operations.

                              E-STAMP CORPORATION

3. RESTRUCTURING COSTS

     During 2000, the Company undertook two corporate restructurings. In July 2000, the Company restructured its organization to focus on the development, marketing and sales of its transportation management solutions and reduce emphasis on its Internet postage business. In November 2000, the Company restructured the organization to phase out its Internet postage business. The Company incurred charges of approximately $20.3 million related to these restructurings. In connection with the phase-out of the Internet postage business, the Company allowed customers to return certain items purchased since September 1, 2000 for a full refund. As a result, the Company did not recognize revenue on any Internet postage shipments in the fourth quarter of 2000 and accrued restructuring costs to cover the refund of Internet postage shipments that occurred from and after September 1, 2000.

     The restructuring charge included $2.3 million related to severance and other employee costs associated with the elimination of 52 positions. Costs associated with employee termination included severance pay and medical and other benefits. All of the affected employees had been notified as of December 31, 2000. Of the 52 terminated employees, 32 had left the Company by December 31, 2000 and the remaining 20 employees will leave at various dates through April 30, 2001.

     Asset write-offs as a result of the abandonment of the Internet postage business totaled $13.3 million. This amount included $6.9 million related to property and equipment, $4.6 million related to prepaid marketing and warranty agreements, $1.4 million for inventory and $.4 million for accounts receivable.

     The Company also recorded charges totaling $2.9 million related to costs to terminate various agreements with suppliers, partners and lessors arising from the decision to phase our the Internet postage business.

     The Company expects the windup of the Internet postage line of business to continue through approximately April 30, 2001. The restructuring charge includes $1.8 million related to the costs to complete the shut down of this business.

     The following table sets forth the restructuring activity during 2000.

                                                                                            BALANCE,
                                                 CHARGES IN                               DECEMBER 31,
                                                    2000       CASH PAID    WRITE-OFFS        2000
                                                 ----------    ---------    ----------    ------------
                                                                    (IN THOUSANDS)
Charged to restructuring expense:
  Employee termination costs...................   $ 2,337       $1,513       $    --         $  824
  Asset write-offs.............................    13,251           --        13,251             --
  Contract terminations........................     2,898          211            --          2,687
  Operations shut-down.........................     1,805           --            --          1,805
                                                  -------       ------       -------         ------
  Subtotal.....................................   $20,291       $1,724       $13,251          5,316
                                                  =======       ======       =======
  Reserve for sales returns of Internet postage
     sales after September 1, 2000.............                                                 617
                                                                                             ------
     Total.....................................                                              $5,933
                                                                                             ======

                              E-STAMP CORPORATION

4. ACCRUED LIABILITIES

     At December 31, 1999 and 2000, accrued liabilities are comprised of the following:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1999      2000
                                                             ------    ------
                                                              (IN THOUSANDS)
Accrued payroll and other compensation expenses............  $2,810    $  843
Accrued legal expenses.....................................   1,302       186
Accrued inventory costs....................................     961        --
Accrued marketing expenses.................................     342       151
Other accrued liabilities..................................     221       960
                                                             ------    ------
                                                             $5,636    $2,140
                                                             ======    ======

5. BORROWINGS

     On July 12, 1999, the Company entered into a bridge loan financing arrangement with a financial institution under which the Company borrowed $5.0 million under the facility. Amounts borrowed under the arrangement bore interest at a rate of 13% per annum. The outstanding balance was fully repaid in August 1999.

     In connection with this financing, the Company granted the lender warrants to purchase 48,496 shares of common stock with an exercise price of $8.25 per share. These warrants expire in July 2004 and remain outstanding at December 31, 2000. The Company recorded the fair value of these warrants upon issuance of approximately $85,000 as interest expense over the period the loan was outstanding.

     The Company had letters of credit outstanding amounting to $5.0 million as of December 31, 2000.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In August 1999, the Company issued 2,928,521 shares of Series C redeemable convertible preferred stock at $10.31 per share.

     The redemption price for each share of preferred stock was equal to the respective original issuance price plus a 10% compound annual rate of return. During the period that the preferred stock was outstanding, the carrying amount of all three series of redeemable convertible preferred stock was increased by periodic accretions so that the carrying amount equaled the redemption amount at the redemption date.

     Each share of preferred stock was convertible at the option of the holder into shares of common stock at the then effective conversion ratio. Upon the Company's initial public offering, each outstanding share of preferred stock automatically converted into 1.25 shares of common stock.

7. STOCKHOLDERS' EQUITY

SALES OF COMMON STOCK

     On September 10, 1999, the Company issued 726,745 shares of its common stock and warrants to purchase an additional 83,855 shares of common stock at an exercise price of $0.01 per share to investors for cash proceeds of $5.0 million. The fair value of the common stock and warrants was deemed by management to be $7.8 million and $1.0 million, respectively. The fair value of the warrants was computed using the Black-Scholes method using the following assumptions: expected volatility of 100%, expected life

                              E-STAMP CORPORATION
of 3 years, risk free interest rate of 6.0% and expected dividend yield of 0.0%. The warrants were exercised in 1999.

     In connection with the issuance of common stock and warrants, the Company and the investors signed non-binding letters of intent to negotiate for a period of up to one year to enter into definitive joint venture, joint marketing, cooperation, or technology development agreements. The Company recorded the $3.8 million excess of the fair value of the common stock and warrants over the consideration received as deferred distribution costs (as a contra equity account). The balance was amortized to expense over the one year period covered by the letter of intent. Amortization of deferred distribution costs amounted to $0.9 million in 1999 and $2.9 million in 2000. At December 31, 2000, the balance had been fully amortized.

1999 EMPLOYEE STOCK PURCHASE PLAN

     In September 1999, the board of directors and stockholders adopted the 1999 Employee Stock Purchase Plan. A total of 850,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of total compensation. No more than 5,000 shares may be purchased on any purchase date per employee. Each offering period will have a maximum duration of 24 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. In 2000, 151,627 shares were purchased at a weighted average price of $3.01. No shares were purchased in fiscal 1999. At December 31, 2000, 698,373 shares remain available for future issuance.

STOCK OPTION PLANS

     Pursuant to the Company's 1996 Stock Option and Restricted Stock Plan, the 1999 Stock Plan, the 1996 Non-Employee Stock Option Plan and the 1999 Director Option Plan (together, the "Plans"), the board of directors or one of its designated committees are authorized to grant incentive stock options or nonstatutory stock options to employees, officers and directors of the Company. During the year ended December 31, 1999, the board of directors terminated the 1996 Stock Option and Restricted Stock Plan and the 1996 Non-Employee Director Stock Option Plan with respect to future grants. As of December 31, 2000, a total of 3,823,093 shares remain available for future grants under the Plans.

     Stock options are limited to ten-year terms, and options generally vest at the rate of 25% upon the first anniversary of the grant and 6.25% each quarter thereafter. The exercise price for stock options may not be less than the fair value of the shares on the date of grant for incentive stock options and is subject to the discretion of the committee for nonstatutory stock options. Restricted stock may be granted at no cost to recipients. Compensation expense, if any, equal to the fair value of the restricted stock or stock options granted in excess of the purchase or exercise price, is recognized over the related vesting period using the graded vesting method.

     In May 2000, in connection with the acquisitions of Infinity Logistics Corporation and Automated Logistics Corp., the Company assumed the option plans of these companies and converted all outstanding options to purchase the common stock of these companies to options to purchase E-Stamp common stock. The assumed options have a maximum term of ten years and generally vest ratably over two to four years on a monthly basis. No further options can be granted under the Infinity and Automated Logistics plans.

                              E-STAMP CORPORATION

     A summary of activity under the Company's Plans is as follows:

                                                                            OPTIONS OUTSTANDING
                                                                           ----------------------
                                                                                        WEIGHTED-
                                                               SHARES                    AVERAGE
                                                              AVAILABLE     NUMBER      EXERCISE
                                                              FOR GRANT    OF SHARES      PRICE
                                                              ---------    ---------    ---------
                                                                     (IN THOUSANDS, EXCEPT
                                                                      PER SHARE AMOUNTS)
Options outstanding at December 31, 1997....................      361        2,089        $0.50
  Authorized................................................      938           --           --
  Granted...................................................   (1,360)       1,360         0.55
  Exercised.................................................       --       (1,916)        0.42
  Repurchases of restricted stock...........................       10           --           --
  Canceled..................................................      255         (255)        0.41
                                                               ------       ------
Options outstanding at December 31, 1998....................      204        1,278         0.60
  Authorized................................................    5,381           --           --
  Granted...................................................   (5,425)       5,425         4.18
  Exercised.................................................       --       (3,771)        0.96
  Repurchases of restricted stock...........................      472           --           --
  Canceled..................................................      672         (672)        2.03
                                                               ------       ------
Options outstanding at December 31, 1999....................    1,304        2,260         7.37
  Authorized................................................    1,120           --           --
  Granted...................................................   (4,061)       4,061         4.30
  Assumption of option plans in acquisitions................       --          245         0.82
  Exercised.................................................       --          (76)        0.64
  Repurchases of restricted stock...........................    2,180           --           --
  Canceled..................................................    3,280       (3,280)        6.97
  Expired...................................................       --           (1)        0.82
                                                               ------       ------
Options outstanding at December 31, 2000....................    3,823        3,209         3.67
                                                               ======       ======
Exercisable at December 31, 2000............................                   745         2.85
                                                                            ======

     The following table summarizes information about stock options outstanding at December 31, 2000:

                               OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                  ---------------------------------------------   -------------------------------
                     OPTIONS        WEIGHTED-                        OPTIONS
                   OUTSTANDING       AVERAGE                       OUTSTANDING
                        AT          REMAINING      WEIGHTED-            AT           WEIGHTED-
   RANGE OF        DECEMBER 31,    CONTRACTUAL      AVERAGE        DECEMBER 31,       AVERAGE
EXERCISE PRICES        2000           LIFE       EXERCISE PRICE        2000        EXERCISE PRICE
---------------   --------------   -----------   --------------   --------------   --------------
                  (IN THOUSANDS)   (IN YEARS)                     (IN THOUSANDS)
$ 0.40 - $ 0.72         266           8.61           $ 0.57            109             $ 0.51
    $ 0.75            1,035           8.16           $ 0.75             88             $ 0.75
$ 0.82 -   1.47         713           9.27           $ 1.21            337             $ 0.96
$ 1.75 -   6.88         639           9.23           $ 4.05            149             $ 4.54
$10.19 - $21.88         525           9.02           $12.20             52             $12.70
    $32.19               31           8.93           $32.19             10             $32.19
                      -----                                            ---
                      3,209           8.80           $ 3.67            745             $ 2.85
                      =====                                            ===

                              E-STAMP CORPORATION

STOCK-BASED COMPENSATION

     During 1995, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which became effective for the Company's 1996 fiscal year. FAS 123 requires the Company to disclose the pro forma effect of the method of accounting prescribed in FAS 123, which would generally require the Company to record compensation expense equal to the fair value of a stock option or employee stock purchase plan right on the grant date.

     The fair value of the Company's stock-based awards to employees prior to the Company's initial public offering in October 1999 was estimated using the minimum value method. Options and employee stock purchase plan rights granted subsequent to the initial public offering have been valued using the Black-Scholes pricing model using the following weighted average assumptions.

                                                              YEAR ENDED DECEMBER 31,
                                                         ---------------------------------
                                                           1998        1999        2000
                                                         ---------   ---------   ---------
Expected volatility....................................          0%        200%*       160%
Expected life of options...............................  4.0 years   3.5 years   3.5 years
Expected life of employee stock purchase plan rights...         NA          NA   1.2 years
Risk-free interest rate -- options.....................        5.0%        6.0%        6.4%
Risk-free interest rate -- employee stock purchase plan
  rights...............................................         NA          NA         6.0%
Expected dividend yield................................          0%          0%          0%

-------------------------
* Prior to the Company's initial public offering in October 1999, expected volatility was 0%.

     For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized ratably over the award's vesting period. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by FAS 123, net loss and net loss per share would have increased to the pro forma amounts indicated in the table below (in thousands except per share amounts):

                                                        YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1998        1999        2000
                                                    --------    --------    ---------
Net loss attributable to common stockholders:
  As reported.....................................  $(12,093)   $(57,496)   $(112,826)
                                                    ========    ========    =========
  Pro forma.......................................  $(12,667)   $(69,940)   $(115,728)
                                                    ========    ========    =========
Net loss per share (basic and diluted):
  As reported.....................................  $  (0.92)   $  (3.32)   $   (3.04)
                                                    ========    ========    =========
  Pro forma.......................................  $  (0.97)   $  (4.04)   $   (3.12)
                                                    ========    ========    =========

     The weighted-average fair value of options granted during 1998, 1999 and 2000 was $4.42, $7.89 and $3.79, respectively. The weighted average fair value of employee stock purchase plan rights granted in 2000 was $.56.

DEFERRED STOCK COMPENSATION

     The Company recorded deferred stock compensation of approximately $3.6 million and $23.2 million in 1998 and 1999, respectively, representing the difference between the exercise price and the deemed fair value, for financial reporting purposes, of the Company's common stock on the grant date for certain of the Company's stock options granted to officers and employees. In the absence of a public market for the

                              E-STAMP CORPORATION

Company's common stock, the deemed fair value was determined by the Company's board of directors and was based on the price per share of sales of equity securities to third parties. In 2000, the Company recorded deferred stock compensation of $1.2 million related to the acquisition of Infinity Logistics Corporation and Automated Logistics Corp. Approximately $0.9 million of this amount related to an agreement with a stockholder of Infinity Logistics Corporation and Automated Logistics Corp. to remain an employee of the Company for a two-year period. The remainder related to stock options that were assumed by the Company. The amounts related to stock options are being amortized by charges to operations over the vesting periods of the individual stock options using the graded vesting method. The amount related to the agreement with the stockholder of Infinity Logistics Corporation and Automated Logistics Corp. is being amortized on a straight-line basis over the two-year vesting period. Amortization expense amounted to approximately $0.9 million, $10.6 million and $8.0 million in 1998, 1999 and 2000, respectively.

     In August 1999, the Company granted 187,500 shares of common stock to two Company executives. On the date of grant, the Company recorded approximately $1.8 million of compensation expense.

     During 2000, the Company reversed approximately $3.9 million of deferred stock compensation related to unvested stock options that were forfeited upon the employee's termination of employment.

     In September 2000, the Company repurchased unvested shares as part of the severance arrangement from two terminated employees at a price exceeding the fair value of the stock at the date of repurchase. The Company recorded expense of $0.6 million in connection with the repurchase, which is included in restructuring costs.

     In October 2000, the Company allowed four officers to rescind their exercise of stock options with respect to the unvested portion of the shares exercised. A total of 1,304,687 shares were returned to the Company in exchange for the cancellation of promissory notes totaling $1.1 million. The Company granted to two of the officers replacement options for a total of 1,035,156 shares at an exercise price of $0.75 per share, the fair market value on the date of the grant. The exercise price of $0.75 was in excess of the exercise price for the options that were rescinded. In connection with the rescission, the Company recognized compensation expense of $121,000.

STOCK SUBJECT TO RESCISSION

     Shares issued under the Company's 1996 Employee Plan, 1996 Director Plan and 1999 Stock Plan (the "Plans") prior to October 14, 1999 may not have qualified for exemption from registration or qualification under federal and state securities laws and therefore may be subject to rescission.

     On February 2, 2000, the Company filed a rescission offer for 5,682,341 shares of common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, covering shares of common stock issued under the Plans. The Company currently intends to file a request to withdraw the registration statement. Because the Act does not provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock and a significant portion of the shares have been resold for a price in excess of the original purchase price paid by the optionees, the Company does not intend to extend the rescission offer to the optionees. Management believes that the Company does not have a contingent liability resulting from the issuance of stock to these optionees that would materially and adversely impact the results of operations or financial position of the Company.

     Shares subject to rescission have been included in stockholders' equity in the accompanying balance sheets.

                              E-STAMP CORPORATION

STOCK SUBJECT TO REPURCHASE

     As of December 31, 1999 and 2000, the Company had 3,358,570 and 425,882 shares of common stock outstanding, respectively, that were subject to repurchase. All of the shares subject to repurchase at December 31, 1999 and 193,262 shares at December 31, 2000 are the result of the exercise of unvested stock options by employees in exchange for notes and cash. These shares vest over the four-year vesting period of the underlying exercised stock options. At December 31, 2000, the remaining 232,620 shares subject to repurchase relate to the earn-out agreement entered into in connection with the acquisition of Infinity Logistics Corporation and Automated Logistics Corp. The right to repurchase these shares is at the sole discretion of the Company.

NOTES RECEIVABLE FROM STOCKHOLDERS

     In 1998 and 1999, the Company received $0.7 million and $3.1 million, respectively, of full recourse notes receivable from employees that bear interest at 6% per annum in consideration for the exercise of stock options. Interest on the notes is payable annually on the anniversary date of the note and principle is due on the earlier of the fifth anniversary of the note or 90 days after termination of employment. In 1999 and 2000, the Company received payments on the notes of $168,000 and $247,000, respectively. In 1999 and 2000, the Company canceled notes totaling $27,000 and $2.7 million, respectively, in connection with the repurchase of shares or rescission of option exercises upon termination of certain note holders.

SHARES RESERVED

     As of December 31, 2000, the common shares reserved for future issuance were as follows (in thousands):

Stock options...............................................  7,032
Employee stock purchase plan................................    698
Warrants....................................................     48
                                                              -----
  Total shares reserved.....................................  7,778
                                                              =====

8. EMPLOYEE BENEFIT PLAN

     Effective April 1, 1996, the Company established a 401(k) plan, the E-Stamp Corporation Benefit Plan (the "Plan"). The Plan provides for a Company match of employee contributions equal to 50% of employee contributions up to 4% of their compensation. Employees are eligible to participate in the Plan at the beginning of the month following the first day of employment. The terms of the Plan are subject to change as determined by management. The Company made contributions in 1998, 1999 and 2000 of approximately $59,000, $101,000 and $218,000, respectively.

                              E-STAMP CORPORATION

9. INCOME TAXES

     Due to operating losses, no income tax provision has been recorded for 1998, 1999 and 2000.

     Significant components of the Company's deferred tax assets and liabilities for federal and state tax purposes are as follows:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        2000
                                                         --------    --------
                                                            (IN THOUSANDS)
Net operating loss carryforwards.......................  $ 15,100    $ 51,400
Research and development credit carryforwards..........     1,500       2,100
Capitalized research and development...................     9,300      15,200
Capitalized start-up costs.............................     1,500       2,200
Other..................................................     6,500       4,100
                                                         --------    --------
Total deferred tax assets..............................    33,900      75,000
Valuation allowance....................................   (33,900)    (75,000)
                                                         --------    --------
Net deferred tax assets................................  $     --    $     --
                                                         ========    ========

     FAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

     The valuation allowance increased by $23.7 million during the year ended December 31, 1999.

     As of December 31, 2000, the Company had federal and state net operating loss carryforwards of approximately $133.6 million and $80.5 million, respectively. The net operating loss carryforwards will expire at various dates beginning in 2005 through 2020, if not utilized. The Company also had federal and state research and development tax credit carryforwards of approximately $1.5 million and $0.9 million, respectively. The federal and state tax credit carryforwards will expire at various dates beginning in 2011 through 2020, if not utilized

     Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

10. COMMITMENTS

     The Company entered into an operating lease agreement on February 25, 2000 for office space in Mountain View, California. The term of the lease is seven years and there are no renewal terms. The rental commitments relating to this lease for the years 2001, 2002, 2003, 2004, 2005 and thereafter are $3.6 million, $3.7 million, $3.8 million, $3.9 million, $4.0 million and $4.8 million, respectively. Prior to entering into this lease agreement, the Company had various leases and subleases for facilities in California and Texas, all of which had expired or had been terminated as of December 31, 2000. Rental expenses under all operating leases were $554,000, $853,000 and $4,247,000 for 1998, 1999 and 2000, respectively.

     Assets capitalized under capital leases totaled approximately $94,000 and $80,000 at December 31, 1999 and 2000, respectively and are included in computers and furniture and fixtures. Accumulated amortization related to assets under capital leases totaled $74,000 and $72,000 at December 31, 1999 and 2000, respectively.

                              E-STAMP CORPORATION

     At December 31, 2000, aggregate noncancelable advertising commitments related to the Internet postage business total approximately $2.5 million. This amount has been accrued and included in restructuring costs.

11. NET LOSS PER SHARE

     Net loss per share has been computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"), which requires disclosure of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, shares subject to repurchase, warrants and convertible securities. The Company's potentially dilutive securities were antidilutive and therefore were not included in the computation of weighted-average shares used in computing diluted net loss per share. Therefore, the Company's basic and diluted net loss are the same.

     The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                                        YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1998        1999        2000
                                                    --------    --------    ---------
Basic and diluted:
  Net loss........................................  $(10,710)   $(55,410)   $(112,826)
  Accretion on redeemable convertible preferred
     stock........................................    (1,383)     (2,086)          --
                                                    --------    --------    ---------
  Net loss attributable to common stockholders....  $(12,093)   $(57,496)   $(112,826)
                                                    ========    ========    =========
  Weighted-average shares of common stock
     outstanding..................................    14,044      20,240       39,251
Less: weighted-average shares subject to
  repurchase......................................      (969)     (2,927)      (2,107)
                                                    --------    --------    ---------
Shares used in computing basic and diluted net
  loss per share..................................    13,075      17,313       37,144
                                                    ========    ========    =========
Net loss per share, basic and diluted.............  $  (0.92)   $  (3.32)   $   (3.04)
                                                    ========    ========    =========

     The Company has excluded all redeemable convertible preferred stock, outstanding stock options, warrants and shares subject to repurchase from the calculation of diluted net loss per share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share were 7,711,000, 5,667,000 and 3,683,000 for the years ended December 31, 1998, 1999 and 2000, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share using the treasury stock method.

12. CONTINGENCIES

PITNEY BOWES LITIGATION

     On June 10, 1999, Pitney Bowes filed suit against the Company in the U.S. District Court for the District of Delaware alleging infringement of Pitney Bowes patents. The suit alleges that the Company is infringing seven patents held by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. On July 30, 1999, the Company filed its answer to Pitney Bowes' complaint in which the Company denies all allegations of patent infringement and asserts affirmative and other defenses based on statutory and common law grounds, including inequitable conduct on the part of Pitney Bowes in its procurement of patents in proceedings before the U.S. Patent and Trademark Office. As part of the answer, the Company also brought various counterclaims against Pitney Bowes claiming Pitney Bowes' violation of Section 2 of the Sherman Act and intentional and tortious interference with E-Stamp's business relations based, in part, upon the Company's allegations that Pitney Bowes has unlawfully

                              E-STAMP CORPORATION
maintained its monopoly power in the postage metering market through a scheme to defraud the U.S. Patent and Trademark Office and its efforts to discourage potential investors and businesses from investing and entering into agreements with E-Stamp. The Company's suit seeks compensatory and treble damages, injunctive relief and recovery of attorney's fees. On September 21, 1999, Pitney Bowes filed a motion to strike or dismiss certain of E-Stamp's affirmative defenses and counterclaims or, in the alternative, to bifurcate discovery and trial of those counterclaims. On July 28, 2000, the U.S. District Court for the District of Delaware granted Pitney Bowes' motion to bifurcate discovery and trial of certain of our defenses and counterclaims. On April 14, 2000, Pitney Bowes filed a motion to amend their original complaint seeking to assert one additional patent held by Pitney Bowes and to remove one of the seven originally asserted patents held by Pitney Bowes. On July 28, 2000, the U.S. District Court for the District of Delaware granted Pitney Bowes' motion to amend. The Company is continuing to investigate the claims against it as well as infringement by Pitney Bowes of its patents, and may assert additional defenses or pursue additional counterclaims or independent claims against Pitney Bowes in the future.

     Pendency of the litigation can be expected to result in significant expenses to E-Stamp and the diversion of management time and other resources. Management believes that the Company will not suffer a material adverse impact on its results of operations or its financial position as a result of this litigation.

13. SEGMENT REPORTING

     The Company operates in a single reportable segment. For the year 2000, the Company's product lines included its transportation management and warehouse management products and its Internet postage products. Prior to 2000, the Company had only the Internet postage product line. For the year ended December 31, 2000, the transportation management and warehouse management product lines generated revenues of $1.2 million and the Internet postage product line generated revenues of $4.1 million. The Company's chief operating decision maker does not review any information other than revenues on a product line or segment basis.

     All of the Company's assets are located in the United States. The Company had no significant revenues from outside the United States in any period presented.

14. SUBSEQUENT EVENTS (UNAUDITED)

     On February 22, 2001, the Company announced that it would implement a reduction in force and eliminate 45 employees and contractors from its workforce. The Company expects to record a corporate restructuring charge for the quarter ending March 31, 2001 in connection with this reduction in force.

     On March 16, 2001, a plaintiff filed a purported consumer class action suit against us in the Supreme Court of the State of New York, County of Kings. The suit alleges that we breached our contracts with Plaintiff and other customers. The plaintiff seeks compensatory damages and disgorgement of monies received in connection with the sale of Internet postage products. We are currently investigating the claim against us and intend to vigorously defend this action.

     On November 9, 2000, the Company received a notice from the Nasdaq Stock Market that its common stock had failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days as required for continued listing on the Nasdaq national Market. On March 23, 2001, the Company attended a hearing before The Nasdaq Qualifications Hearing Panel to determine if its common stock should continue to be listed on The Nasdaq National Market, and the Company is awaiting a determination by The Nasdaq Stock Market of its listing status on The Nasdaq National Market. If the Company's common stock is delisted from The Nasdaq National Market, the liquidity and trading price of the Company's common stock could be negatively impacted.